EXHIBIT 99.1

The Community Financial Corporation Announces Results of Operations for Third Quarter of 2016

WALDORF, Md., Oct. 18, 2016 (GLOBE NEWSWIRE) -- The Community Financial Corporation (NASDAQ:TCFC) (the “Company”), the holding company for Community Bank of the Chesapeake (the “Bank”), reported its results of operations for the third quarter and nine months of 2016. Consolidated net income available to common shareholders was $2.0 million or $0.42 per common share (diluted) for the three months ended September 30, 2016, an increase of $225,000, or $0.04 per common share (diluted), compared to the three months ended June 30, 2016. The Company’s income before income taxes increased $161,000 to $3.0 million for the three months ended September 30, 2016 from $2.8 million for the three months ended June 30, 2016.

Consolidated net income available to common shareholders was $2.0 million for the three months ended September 30, 2016, an increase of $680,000, compared to $1.3 million for the three months ended September 30, 2015. Earnings per common share (diluted) at $0.42 increased $0.15 from $0.27 per common share (diluted) for the three months ended September 30, 2015.  Third quarter 2015 operating results reflected a $0.05 impact to earnings per share for the loss on the sale of the Company’s King George branch. Consolidated net income available to common shareholders of $5.3 million or $1.15 per common share (diluted) for the nine months ended September 30, 2016 increased $517,000 or $0.13 per common share (diluted) compared to the nine months ended September 30, 2015.

“The Company’s current year loan growth of 19.2% (annualized) to $1,051.4 million as of September 30, 2016, on a stable operating expense base has increased the Company’s operating leverage,” stated James M. Burke, President of Community Bank of the Chesapeake and Chief Risk Officer. “Based on our loan pipeline, we are optimistic that our interest-earning assets will continue to grow at a rate faster than expenses through 2017. During the third quarter, the Company’s efficiency and net operating expense ratios improved 178 and nine basis points to 66.55% and 2.06%, respectively, compared to the second quarter.”

“The continued success in overall operations including the organic growth in funding and loans as well as significant progress in resolving nonperforming and classified assets closely tracks to our strategic plan,” stated Chairman Michael Middleton.

Operations – Three Months Ended September 30, 2016 compared to Three Months Ended June 30, 2016
Consolidated net income available to common shareholders was $2.0 million for the three months ended September 30, 2016, an increase of $225,000 compared to the three months ended June 30, 2016. This is attributable to increased net interest income of $249,000 and noninterest income of $65,000 and a reduction in income tax expense of $64,000, partially offset by increases to the provision for loan losses of $134,000 and noninterest expense of $19,000.

Net interest income increased $249,000 to $10.1 million for the three months ended September 30, 2016 compared to $9.9 million for the three months ended June 30, 2016. Net interest margin at 3.47% for the three months ended September 30, 2016 decreased five basis points from 3.52% for the three months ended June 30, 2016. Net interest margin in the second quarter of 2016 was positively impacted by approximately five basis points from loans returning to performing status from nonaccrual and other miscellaneous activities, such as loan payoffs. The Company expects slight net interest margin compression during the fourth quarter based on the repricing of its portfolio and  the loan pipeline and plans to add additional investments.

During the three months ended September 30, 2016, the Company’s cost of funds decreased one basis point to 0.73% compared to 0.74% for the second quarter of 2016. Average transaction deposits, which include savings, money market, interest-bearing demand and non-interest bearing demand accounts, for the three months ended September 30, 2016 increased $39.4 million, or 7.1%, to $595.4 million compared to $556.0 million for the three months ended June 30, 2016. Average non-interest-bearing demand deposits increased $2.6 million, or 1.9%, to $144.8 million compared to the prior quarter.

Medium-term interest rates have fallen since the fourth quarter of 2015, with the ten year U.S. Treasury rate as of October 11, 2016 ending at 1.77%. Although the ten year rate has seen some slight increases recently it has been as low as 1.37% (July 8, 2016) in 2016. This is down from 2.27% at December 31, 2015.  The five year U.S. Treasury rate as of October 11, 2016 was 1.30%. This is down from 1.76% at December 31, 2015. Assuming treasury rates remain at current rates in the 5 to 10 year range, there will be more negative pressure on the re-pricing of the loan portfolio and the pricing of new loans. The downward trend in treasury rates had a positive impact on local deposit pricing through the second quarter of 2016. The Company is optimistic that interest-earning asset growth will continue to offset the negative impacts of lower asset yields in the current interest rate environment during the fourth quarter of 2016.

Interest and dividend income increased by $295,000 to $12.2 million for the three months ended September 30, 2016 compared to $11.9 million for the three months ended June 30, 2016, primarily due to increased income from the growth in the average balance of loans. Additionally, interest income increased due to higher yields on investments. These increases to interest income were partially offset by a decrease in yields on loans and lower average investment balances. Second quarter 2016 loan yields were positively impacted by loans returning to performing status from nonaccrual and loan payoffs. Interest income on loans increased $560,000 due to growth of $49.7 million in the average balance of loans from $966.7 million for the three months ended June 30, 2016 to $1,016.4 million for the three months ended September 30, 2016. Average loan yields decreased 11 basis points from 4.62% for the three months ended June 30, 2016 to 4.51% for the three months ended September 30, 2016, which resulted in a decrease in interest income of $270,000. Second quarter 2016 loan yields would have been 4.56% if the positive impacts to interest income were subtracted for loans returning to performing status from nonaccrual and loan payoffs. Overall portfolio loan yields have decreased as the Bank has added residential owner-occupied first mortgages during 2016, which have increased from 14.30% of the loan portfolio at December 31, 2015 to 15.91% of the portfolio at September 30, 2016. Interest and dividend income on investments increased a net of $5,000 during the third quarter of 2016 compared to the prior quarter. An increase in average yields from 1.93% to 1.99% resulted in an increase of $22,000 partially offset by a $17,000 reduction in interest and dividend investment income due to a $3.5 million decrease in average investment balances.

Interest expense increased $46,000 to $2.1 million for the three months ended September 30, 2016 compared to the prior quarter due to an increase in the average balances of interest-bearing liabilities partially offset by a small decrease in the cost of interest-bearing liabilities. During the three months ended September 30, 2016, interest expense increased $25,000 due to larger average balances of interest-bearing transaction deposit accounts which increased $36.7 million from $413.9 million for the three months ended June 30, 2016 to $450.6 million for the three months ended September 30, 2016. Interest expense increased $38,000 due to $4.9 million in higher average long-term and short-term debt balances than the prior quarter. Interest-bearing deposit accounts interest expense increased a net of $2,000 due to rates. Certificates of deposit interest expense increased $24,000 or three basis points from 0.85% in the prior quarter to 0.88% for the three months ended September 30, 2016. This was partially offset by a $22,000 reduction in interest expense due to lower rates for savings and interest-bearing demand and money market accounts for the comparable periods. Savings and interest-bearing demand and money market accounts decreased seven and one basis points, respectively, from the prior quarter to 0.05% and 0.30% for the three months ended September 30, 2016. The cost of total deposits at 0.48% for the three months ended September 30, 2016 decreased one basis point from 0.49% for the three months ended June 30, 2016 due to an increase in average transaction deposit accounts as a percentage of total deposits from 57.3% in the second quarter of 2016 to 59.1% in the third quarter of 2016. Additionally, interest expense decreased $16,000 for the comparable period due a reduction in the average rate paid on debt. The average rate paid on debt, which includes long-term debt, trust preferred junior subordinated debentures (“TRUPS”), subordinated notes, and short-term borrowings, declined from 2.66% for the three months ended June 30, 2016 to 2.63% for the three months ended September 30, 2016.

The provision for loan losses increased $134,000 to $698,000 for the three months ended September 30, 2016 compared to $564,000 for the three months ended June 30, 2016. Net charge-offs for the current quarter increased $94,000 from $48,000 for the three months ended June 30, 2016 to $142,000 for the three months ended September 30, 2016. Improvements to baseline charge-off factors for the periods used to evaluate the adequacy of the allowance as well as improvements in some qualitative factors, such as reductions in classified assets and delinquency, were offset by increases in other qualitative factors, such as increased loan growth. Overall, these changes resulted in a higher provision for loan losses for the comparable periods. The specific allowance is based on management’s estimate of realizable value for particular loans and has decreased as specific credits have been resolved through a return to performance, charge-offs or additions to other real estate owned.

Noninterest income increased by $65,000 to $842,000 for the three months ended September 30, 2016 compared to $777,000 for the three months ended June 30, 2016. During the second quarter of 2016, the Company recognized losses on the disposition of other real estate owned (“OREO”) which was partially offset by increased service charge income attributable to wealth services and rental income on OREO properties that were disposed of during the second quarter.  Second quarter noninterest income adjusted for OREO activity and wealth service income was comparable to the first and third quarters of 2016.

Noninterest expense was flat at $7.3 million for the second and third quarters of 2016. Noninterest expense increased $19,000 or 0.3% compared to the second quarter with slight increases to compensation and benefits and OREO costs offset by decreased operating expenses. The Company’s compensation and benefits increased slightly in the third quarter of 2016 compared to the prior quarter due to a slight increase in incentive based compensation accruals. The Company is focused on continuing its 2016 initiative to control the growth of expenses by streamlining internal processes and reviewing vendor relationships. The Company’s strategy is to create operating leverage and increase both its return on average assets and return on equity over the next year through continued asset growth combined with controlling the growth in expenses. The Company’s efficiency ratio, noninterest expense as a percentage of average assets and net operating expense as a percentage of average assets for the three months ended September 30, 2016 compared to the three months ended June 30, 2016 were 66.55%, 2.33%, and 2.06% , respectively, and 68.33%, 2.41%, and 2.15%, respectively. The following is a summary breakdown of noninterest expense compared to the prior quarter:

	Three Months Ended
(dollars in thousands)	September 30, 2016	June 30, 2016	$ Change	% Change
Compensation and Benefits	$4,268	$4,197	$71	1.7%
OREO Valuation Allowance and Expenses	203	105	98	93.3%
Operating Expenses	2,840	2,990	(150)	(5.0%)
Total Noninterest Expense	$7,311	$7,292	$19	0.3%

Operations – Three Months Ended September 30, 2016 compared to Three Months Ended September 30, 2015
Consolidated net income available to common shareholders of $2.0 million for the three months ended September 30, 2016 increased $680,000 compared to the three months ended September 30, 2015. This is attributable to increased net interest income of $1.1 million and noninterest income of $376,000, partially offset by increases to the provision for loan losses of $197,000, noninterest expense of $280,000 and income tax expense of $279,000.

Net interest income increased $1.1 million to $10.1 million for the three months ended September 30, 2016 compared to $9.1 million for the three months ended September 30, 2015. The net interest margin was 3.47% for the three months ended September 30, 2016, an eight basis point decrease from 3.55% for the three months ended September 30, 2015. The decrease in net interest margin was largely the result of lower yields on loans partially offset on a lower cost of funds.

Interest and dividend income increased by $1.2 million to $12.2 million for the three months ended September 30, 2016 compared to $11.0 million for the three months ended September 30, 2015, primarily due to increased income from the growth in the average balance of loans. Interest and dividend income also increased due to moderate growth in the average balance of investments and increased investment yields. Interest and dividend income on loans increased $1.5 million due to growth of $136.7 million in the average balance of loans from $879.7 million for the three months ended September 30, 2015 to $1,016.4 million for the three months ended September 30, 2016. Interest and dividend income on investments increased $97,000 during the third quarter of 2016 compared to the same period in the prior year as average interest-earning investment balances increased $8.3 million and average yields increased from 1.84% to 1.99%. Average loan yields declined 19 basis points from 4.70% for the three months ended September 30, 2015 to 4.51% for the three months ended September 30, 2016, which resulted in a decrease in interest and dividend income of $417,000.

Interest expense increased $161,000 to $2.1 million for the three months ended September 30, 2016 compared to $1.9 million for the three months ended September 30, 2015, due primarily to an increase in the average balances of interest-bearing liabilities and a slight change in the composition of interest-bearing liabilities between the comparable periods. During the three months ended September 30, 2016, interest expense increased $153,000 due to larger average balances of interest-bearing transaction deposit accounts, time deposits and short-term borrowings compared to the same quarter of 2015. Additionally, interest expense increased $51,000 due to increased rates on certificates of deposits and debt. These increases to interest expense were partially offset by a reduction in interest expense of $30,000 due to a $5.1 million decrease in average long-term debt balances from the comparable period to $65.6 million for the three months ended September 30, 2016. As a result of the change in the composition of debt, the average rate paid on debt declined from 3.06% for the three months ended September 30, 2015 to 2.63% for the comparable period in 2016.

The Company continued to make progress in controlling overall deposit costs by increasing transaction deposits as a percentage of overall deposits. Average transaction accounts as a percentage of average total deposits increased from 57.0% for the three months ended September 30, 2015 to 59.1% for the three months ended September 30, 2016. Deposit costs at 0.48% were the same for the three months ended September 30, 2016 and 2015, respectively. Average transaction deposits, which include savings, money market, interest-bearing demand and noninterest bearing demand accounts, for the three months ended September 30, 2016 increased $91.9 million or 18.3% to $595.4 million compared to $503.5 million for the comparable period in 2015. The increase in average transaction deposits included growth in average noninterest bearing demand deposits of $21.7 million from $123.1 million for the three months ended September 30, 2015 to $144.8 million for the three months ended September 30, 2016.

The provision for loan losses increased $197,000 to $698,000 for the three months ended September 30, 2016 compared to $501,000 for the three months ended September 30, 2015. Net charge-offs for the quarter decreased $741,000 from $883,000 for the three months ended September 30, 2015 to $142,000 for the three months ended September 30, 2016. Improvements to baseline charge-off factors for the periods used to evaluate the adequacy of the allowance as well as improvements in some qualitative factors, such as reductions in classified assets and delinquency, were offset by increases in other qualitative factors, such as increased loan growth. Overall, these changes resulted in a higher provision for loan losses for the comparable periods. The specific allowance is based on management’s estimate of realizable value for particular loans and has decreased as specific credits have been resolved through a return to performance, charge-offs or additions to OREO.

Noninterest income increased by $376,000 to $842,000 for the three months ended September 30, 2016 compared to $466,000 for the three months ended September 30, 2015.  During the third quarter of 2015, noninterest income was adversely affected by a one-time expense to record a $426,000 provision for the loss on the sale of the King George, Virginia branch building and equipment, which settled during the first quarter of 2016. Third quarter 2016 and 2015 noninterest income were comparable after adjustment for 2015 branch building and equipment sale.

For the three months ended September 30, 2016, noninterest expense increased 4.0%, or $280,000, to $7.3 million from $7.0 million for the comparable period in 2015. The Company’s 2015 total growth in salary and benefit costs was 3.2%. Total growth of salary and benefits in the first nine months of 2016 was $399,000 or 3.3%. The Company’s efficiency ratio, noninterest expense as a percentage of average assets and net operating expense as a percentage of average assets for the three months ended September 30, 2016 and 2015 were 66.55%, 2.33%, and 2.06%, respectively, and 73.62%, 2.55%, and 2.38%, respectively. The following is a summary breakdown of noninterest expense:

	Three Months Ended September 30,
(dollars in thousands)	2016	2015	$ Change	% Change
Compensation and Benefits	$4,268	$4,185	$83	2.0%
OREO Valuation Allowance and Expenses	203	129	74	57.4%
Operating Expenses	2,840	2,717	123	4.5%
Total Noninterest Expense	$7,311	$7,031	$280	4.0%

Operations – Nine months Ended September 30, 2016 compared to Nine months Ended September 30, 2015
Consolidated net income available to common shareholders of $5.3 million for the nine months ended September 30, 2016 increased $517,000 compared to the nine months ended September 30, 2015. This is attributable to increased net interest income and noninterest income of $2.2 million and $79,000, respectively, and preferred dividends paid of $23,000 in 2015, partially offset by increases to the provision for loan losses of $618,000, noninterest expense of $981,000 and income tax expense of $238,000.

Net interest income increased $2.2 million to $29.4 million for the nine months ended September 30, 2016 compared to $27.2 million for the nine months ended September 30, 2015. The net interest margin was 3.50% for the nine months ended September 30, 2016, a 10 basis point decrease from 3.60% for the nine months ended September 30, 2015. The decrease in net interest margin was largely the result of lower yields on loans and slightly higher funding costs.

Interest and dividend income increased by $2.8 million to $35.5 million for the nine months ended September 30, 2016 compared to $32.7 million for the nine months ended September 30, 2015, primarily due to increased income from the growth in the average balance of loans.  Interest and dividend income also increased due to growth in the average balance of investments and increased investment yields. Interest and dividend income on loans increased $3.4 million due to growth of $98.3 million, or 11.3%, in the average balance of loans from $869.3 million for the nine months ended September 30, 2015 to $967.6 million for the nine months ended September 30, 2016. Interest and dividend income on investments increased $509,000 during the first nine months of 2016 compared to the same period in the prior year as average interest-earning investment balances increased $18.8 million and average yields increased from 1.74% to 1.97%. Average loan yields declined 17 basis points from 4.74% for the nine months ended September 30, 2015 to 4.57% for the nine months ended September 30, 2016, which resulted in a decrease in interest and dividend income of $1.1 million.  As described previously, ten year and five year U.S. Treasury rates have remained depressed and below 2015 average rates during 2016. Assuming treasury rates remain at current rates in the 5 to 10 year range, there will be continued pressure on the re-pricing of the loan portfolio and the pricing of new loans. The Company is optimistic that interest-earning asset growth will offset the negative impacts of lower asset yields in the current interest rate environment. Additionally, overall portfolio loan yields have decreased as the Bank has added residential first mortgages during 2016, which have increased from 14.30% of the loan portfolio at December 31, 2015 to 15.91% of the portfolio at September 30, 2016.

Interest expense increased $546,000 to $6.0 million for the nine months ended September 30, 2016 compared to $5.5 million for the nine months ended September 30, 2015, due primarily to an increase in the average balances of interest-bearing liabilities and a change in the composition of interest-bearing liabilities between the comparable periods. During the nine months ended September 30, 2016, interest expense increased $529,000 due to larger average balances of interest-bearing transaction deposit accounts, time deposits, short-term borrowings and subordinated notes compared to the same period of 2015. Additionally, interest expense increased $246,000 due to increased rates on interest-bearing deposit accounts and debt. These increases to interest expense were partially offset by a reduction in interest expense of $229,000 due to a $12.5 million decrease in average long-term debt balances from the comparable period to $58.8 million for the nine months ended September 30, 2016. The average rate paid on debt, which includes long-term debt, trust preferred junior subordinated debentures (“TRUPS”), subordinated notes, and short-term borrowings, decreased from 2.77% for the nine months ended September 30, 2015 to 2.67% for the nine months ended September 30, 2016. Interest expense for the nine months ended September 30, 2016 was $148,000 greater than the comparable period as a result of the timing of the funding of the subordinated notes in February 2015.

The Company continued to make progress in controlling deposit costs by increasing transaction deposits as a percentage of overall deposits. Average transaction accounts as a percentage of total deposits increased from 55.8% for the nine months ended September 30, 2015 to 57.8% for the nine months ended September 30, 2016. Deposit costs at 0.48% were the same for the nine months ended September 30, 2016 and 2015, respectively. Average transaction deposits, which include savings, money market, interest-bearing demand and noninterest bearing demand accounts, for the nine months ended September 30, 2016 increased $80.4 million, or 16.8%, to $559.4 million compared to $479.0 million for the comparable period in 2015. The increase in average transaction deposits included growth in noninterest bearing demand deposits of $22.9 million, or 19.67%, from $117.1 million for the nine months ended September 30, 2015 to $140.0 million for the nine months ended September 30, 2016.

The provision for loan losses increased $618,000 to $1.7 million for the nine months ended September 30, 2016 compared to $1.1 million for the nine months ended September 30, 2015. Net charge-offs for the first nine months decreased $610,000 from $1.2 million for the nine months ended September 30, 2015 to $567,000 for the nine months ended September 30, 2016. Improvements to baseline charge-off factors for the periods used to evaluate the adequacy of the allowance as well as improvements in some qualitative factors, such as reductions in classified assets and delinquency, were offset by increases in other qualitative factors, such as increased loan growth. Overall, these changes resulted in a higher provision for loan losses for the comparable periods. The specific allowance is based on management’s estimate of realizable value for particular loans and has decreased as specific credits have been resolved through a return to performance, charge-offs or additions to other real estate owned.

Noninterest income increased by $79,000 to $2.5 million for the nine months ended September 30, 2016 compared to $2.4 million for the nine months ended September 30, 2015. Noninterest income is up $161,000 compared to the prior year due to higher service charge income from the growth in the number of customer accounts, wealth services and rental income on OREO properties that were disposed of during the second quarter of 2016. In addition, no loss was recognized in 2016 comparable to the third quarter 2015 one-time expense to record a $426,000 provision for the loss on the sale of the King George, Virginia branch building and equipment. These positive impacts on noninterest income were offset by decreases to noninterest income from the Company’s exit from the origination of residential first mortgage loans during the second quarter of 2015.  There were no gains on residential loans held for sale in the nine months ended September 30, 2016 compared to $104,000 for the nine months ended September 30, 2015. In addition, during the first nine months of 2016, the Company recognized losses of $440,000 on the disposition of OREO compared to $20,000 in OREO losses recognized for the comparable period.

For the nine months ended September 30, 2016, noninterest expense increased 4.7%, or $981,000, to $21.8 million from $20.9 million for the comparable period in 2015. The Company’s 2015 total growth in salary and benefit costs was 3.2%. Total growth of salary and benefits in the first nine months of 2016 was $399,000 or 3.3%. The Company’s efficiency ratio, noninterest expense as a percentage of average assets and net operating expense as a percentage of average assets for the nine months ended September 30, 2016 and 2015 were 68.47%, 2.41%, and 2.14%, respectively, and 70.55%, 2.56%, and 2.27%, respectively. The following is a summary breakdown of noninterest expense:

	Nine Months Ended September 30,
(dollars in thousands)	2016	2015	$ Change	% Change
Compensation and Benefits	$12,617	$12,218	$399	3.3%
OREO Valuation Allowance and Expenses	609	682	(73)	(10.7%)
Operating Expenses	8,617	7,962	655	8.2%
Total Noninterest Expense	$21,843	$20,862	$981	4.7%

Financial Condition at September 30, 2016 compared to December 31, 2015
Total assets at September 30, 2016 were $1.28 billion, an increase of $138.5 million, or 12.1% (16.2% on an annualized basis), compared to total assets of $1.14 billion at December 31, 2015. The increase in total assets was primarily attributable to growth in loans. Net loans increased $132.7 million, or 14.6% (19.5% on an annualized basis), from $909.2 million at December 31, 2015 to $1,041.9 million at September 30, 2016, mainly due to increases in loans for commercial real estate and residential first mortgages.

The Company separated residential rentals into a new loan portfolio segment beginning in the second quarter of 2016. Residential rentals include income producing properties that are 1-4 family units and apartment buildings. The Company’s decision to segregate the residential rental portfolio for financial reporting was based on the growth and size of the portfolio and risk characteristics unique to residential rental properties. Residential rentals were previously included in the residential first mortgage and commercial real estate mortgage portfolios.

The following is a breakdown of the Company’s loan portfolio at September 30, 2016 and December 31, 2015:

(dollars in thousands)	September 30, 2016%		December 31, 2015%

Commercial real estate	$625,504	59.51%	$538,888	58.64%
Residential first mortgages	167,306	15.91%	131,401	14.30%
Residential rentals	99,288	9.44%	93,157	10.14%
Construction and land development	35,475	3.37%	36,189	3.94%
Home equity and second mortgages	21,458	2.04%	21,716	2.36%
Commercial loans	67,334	6.40%	67,246	7.32%
Consumer loans	422	0.04%	366	0.04%
Commercial equipment	34,632	3.29%	29,931	3.26%
	1,051,419	100.00%	918,894	100.00%
Less:
Deferred loan fees and premiums	(154)	-0.01%	1,154	0.13%
Allowance for loan losses	9,663	0.92%	8,540	0.93%
	9,509		9,694
	$1,041,910		$909,200

The Company has been working to reduce classified loans by using approaches that maximize the Company’s contractual rights with each individual customer relationship. The objective is to move non-performing or substandard credits that are not likely to become performing or passing credits in a reasonable timeframe off the balance sheet. The Company is encouraging existing classified customers to obtain financing with other lenders or enforcing its contractual rights. Management believes this strategy is in the best long-term interest of the Company. As a result of these efforts, non-accrual loans and OREO to total assets decreased 50 basis points from 1.83% at December 31, 2015 to 1.33% at September 30, 2016.  Non-accrual loans, OREO and TDRs to total assets decreased $6.3 million or 82 basis points from $34.0 million or 2.98%, at December 31, 2015 to $27.7 million or 2.16%, at September 30, 2016.

Management considers classified assets to be an important measure of asset quality. Classified assets have been trending downward the last several years from a high point of greater than $81.9 million at September 30, 2011 to $40.2 million as of September 30, 2016 representing a decline of greater than 50%. During the fourth quarter of 2015, the Company reduced classified loans $3.5 million to $32.8 million. Of the fourth quarter 2015 reduction in classified loans, $2.7 million was transferred to OREO. These properties consisted of a 21 unit apartment building and 11 condo units. The Company disposed of $3.6 million of OREO properties during the first nine months of 2016, including the aforementioned properties. During the three months ended March 31, 2016, the Company took a deed in lieu of foreclosure on a $2.1 million improved commercial office building with multiple tenants and a ratified contract for its sale.  That contract was voided during the second quarter. The Company plans to manage the property until its sale and will recognize miscellaneous rental income during our ownership and management of the property. There is no expected loss from the eventual disposal of this property based on current appraised values, the current rent roll and rents of similar space in the area.

The following is a breakdown of the Company’s classified and special mention assets at September 30, 2016, June 30, 2016, March 31, 2016 and December 31, 2015, 2014, 2013, 2012 and 2011, respectively:

Classified Assets and Special Mention Assets
(dollars in thousands)	As of 9/30/2016	As of 6/30/2016	As of 3/31/2016	As of 12/31/2015	As of 12/31/2014	As of 12/31/2013	As of 12/31/2012	As of 12/31/2011
Classified loans
Substandard	$30,181	$31,433	$31,944	$31,943	$46,735	$47,645	$48,676	$68,515
Doubtful	502	502	502	861	-	-	-	-
Loss	-	-	-	-	-	-	-	37
Total classified loans	30,683	31,935	32,446	32,804	46,735	47,645	48,676	68,552
Special mention loans	-	-	-	1,642	5,460	9,246	6,092	-
Total classified and special mention loans	$30,683	$31,935	$32,446	$34,446	$52,195	$56,891	$54,768	$68,552

Classified loans	30,683	31,935	32,446	32,804	46,735	47,645	48,676	68,552
Classified securities	931	975	1,028	1,093	1,404	2,438	3,028	6,057
Other real estate owned	8,620	8,460	11,038	9,449	5,883	6,797	6,891	5,029
Total classified assets	$40,234	$41,370	$44,512	$43,346	$54,022	$56,880	$58,595	$79,638

As a percentage of Total Assets	3.14%	3.35%	3.78%	3.79%	4.99%	5.56%	5.97%	8.10%
As a percentage of Risk Based Capital	27.08%	28.25%	30.79%	30.19%	39.30%	43.11%	59.02%	83.89%

Non-accrual loans (90 days or greater delinquent and non-accrual only loans) decreased $3.0 million from $11.4 million or 1.24% of total loans at December 31, 2015 to $8.4 million or 0.80% of total loans at September 30, 2016. Non-accrual only loans are loans classified as non-accrual due to customer operating results or payment history. In accordance with the Company’s policy, interest income is recognized on a cash basis for these loans. The Company had 28 non-accrual loans at September 30, 2016 compared to 38 non-accrual loans at December 31, 2015. Non-accrual loans at September 30, 2016 included $7.0 million, or 83% of non-accrual loans, attributed to 16 loans representing six customer relationships classified as substandard. Non-accrual loans at December 31, 2015 included $8.1 million, or 71% of non-accrual loans, attributed to 19 loans representing six customer relationships classified as substandard. Of these loans at September 30, 2016 and December 31, 2015, $3.6 million and $3.8 million, respectively, represented a residential development project. During the second quarter of 2014, the Company deferred the collection of principal and interest on this project. The project is currently being continued with the support of non-bank investment, which has been used for vertical construction that has significantly improved the collateral value and the viability of the project. The loans remain classified as troubled debt restructures (“TDRs”) and non-accrual. In addition, at September 30, 2016 and December 31, 2015, the Company had three TDR loans totaling $1.6 million and $1.7 million, respectively, classified as non-accrual. These loans are classified solely as non-accrual loans for the calculation of financial ratios.

Loan delinquency (90 days or greater delinquent and 31-89 days delinquent) decreased $3.2 million from $11.7 million, or 1.27% of loans, at December 31, 2015 to $8.5 million, or 0.81% of loans, at September 30, 2016.

At September 30, 2016, the Company had 17 accruing TDRs totaling $10.6 million compared to 23 accruing TDRs totaling $13.1 million as of December 31, 2015. The Company had specific reserves of $929,000 on seven TDRs totaling $6.2 million at September 30, 2016 and specific reserves of $1.3 million on nine TDRs totaling $3.6 million at December 31, 2015. At September 30, 2016, $8.0 million or 76% of accruing TDRs of $10.6 million relate to one customer relationship. The $8.0 million in TDRs is for eight loans with two construction and land development loans totaling $724,000, one residential rental property of $228,000 and five commercial real estate loans totaling $7.1 million. The loans in this relationship have been classified as TDRs since the fourth quarter of 2014 and have performed according to the terms of their restructured agreements with all required payments made timely. They presently remain as TDRs due to below market rates of interest negotiated at the time of the restructure to obtain additional collateral. The Company has a strong collateral position in this relationship and as of September 30, 2016 has specific reserves of $426,000 on the relationship.

The following is a breakdown by loan classification of the Company’s TDRs at September 30, 2016 and December 31, 2015:

	September 30, 2016		December 31, 2015
(dollars in thousands)	Dollars	Number of Loans	Dollars	Number of Loans

Commercial real estate	$9,667	8	$9,839	8
Residential first mortgages	552	2	881	3
Residential rentals	228	1	2,058	5
Construction and land development	4,340	4	4,283	4
Commercial loans	883	5	1,384	8
Commercial equipment	116	2	123	2
Total TDRs	$15,786	22	$18,568	30
Less: TDRs included in non-accrual loans	(5,191)	(5)	(5,435)	(7)
Total accrual TDR loans	$10,595	17	$13,133	23

The OREO balance was $8.6 million at September 30, 2016, a decrease of $829,000 compared to $9.4 million at December 31, 2015. This decrease consisted of additions of $3.1 million offset by valuation allowances of $366,000 to adjust properties to current appraised values and $3.6 million in disposals. OREO carrying amounts reflect management’s estimate of the realizable value of these properties incorporating current appraised values, local real estate market conditions and related costs.

The allowance for loan losses was 0.92% of gross loans at September 30, 2016 and 0.93% at December 31, 2015. There was an increase in the general component of the allowance due to changes to general allowance factors that reflect changes in historical loss, loan growth, delinquency rates and general economic conditions. Management’s determination of the adequacy of the allowance is based on a periodic evaluation of the portfolio with consideration given to: overall loss experience; current economic conditions; size, growth and composition of the loan portfolio; financial condition of the borrowers; current appraised values of underlying collateral and other relevant factors that, in management’s judgment, warrant recognition in determining an adequate allowance. Improvements to baseline charge-off factors for the periods used to evaluate the adequacy of the allowance as well as improvements in some qualitative factors, such as reductions in classified assets and delinquency, were offset by increases in other qualitative factors, such as increased loan growth. The specific allowance is based on management’s estimate of realizable value for particular loans. Management believes that the allowance is adequate. The Company increased its general allowance as a percentage of gross loans five basis points from 0.75% at December 31, 2015 to 0.80% at September 30, 2016.  The following is a breakdown of the Company’s general and specific allowances as a percentage of gross loans at September 30, 2016 and December 31, 2015, respectively.

(dollar in thousands)	September 30, 2016	% of Gross Loans	December 31, 2015	% of Gross Loans

General Allowance	$8,409	0.80%	$6,932	0.75%
Specific Allowance	1,254	0.12%	1,608	0.17%
Total Allowance	$9,663	0.92%	$8,540	0.93%

The most important weighted factor in the Company’s allowance for loan loss methodology is the charge-off history of the loan portfolio. The historical loss experience factor is tracked over various time horizons for each portfolio segment. It is weighted as the most important factor of the general component of the allowance and has decreased as the Company’s charge-off history has improved. The following table provides a five-year trend of net charge-offs as a percentage of average loans.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Years Ended December 31,
(dollars in thousands)	2016	2015	2016	2015	2015	2014	2013	2012	2011
Average loans	$1,016,408	$879,702	$967,568	$869,262	$874,186	$819,381	$741,369	$719,798	$671,242
Net charge-offs	142	884	567	1,177	1,374	2,309	1,049	1,937	4,101
Net charge-offs to average loans	0.06%	0.40%	0.08%	0.18%	0.16%	0.28%	0.14%	0.27%	0.61%

Deposits increased by 11.5% (15.4% on an annualized basis) or $104.7 million, to $1,011.6 million at September 30, 2016 compared to $906.9 million at December 31, 2015. Between 2012 and 2016, the Company increased transaction deposits, including noninterest bearing deposits, to lower its overall cost of funds. Transaction deposits have increased from 44.9% of total deposits at December 31, 2011 to 58.9% of total deposits at September 30, 2016. Details of the Company’s deposit portfolio at September 30, 2016 and December 31, 2015 are presented below:

	September 30, 2016		December 31, 2015
(dollars in thousands)	Balance	%	Balance	%
Noninterest-bearing demand	$143,221	14.16%	$142,771	15.74%
Interest-bearing:
Demand	158,585	15.68%	120,918	13.33%
Money market deposits	242,321	23.95%	219,956	24.25%
Savings	51,396	5.08%	47,703	5.26%
Certificates of deposit	416,052	41.13%	375,551	41.41%
Total interest-bearing	868,354	85.84%	764,128	84.26%

Total Deposits	$1,011,575	100.00%	$906,899	100.00%

Transaction accounts	$595,523	58.87%	$531,348	58.59%

The Company uses both traditional brokered deposits and reciprocal brokered deposits. Traditional brokered deposits at September 30, 2016 and December 31, 2015 were $109.8 million and $49.1 million, respectively. Reciprocal brokered deposits at September 30, 2016 and December 31, 2015 were $63.3 million and $61.1 million, respectively. The reciprocal brokered deposits have many characteristics of core deposits and are used to maximize FDIC insurance available to our customers.

Long-term debt and short-term borrowings increased $29.5 million from $91.6 million at December 31, 2015 to $121.1 million at September 30, 2016. The Company uses brokered deposits and other wholesale funding to supplement funding when loan growth exceeds core deposit growth and for asset-liability management purposes.

During the nine months ended September 30, 2016, stockholders’ equity increased $4.2 million to $104.0 million. The increase in stockholders’ equity was due to net income of $5.3 million, net stock related activities related to stock-based compensation of $264,000 and a current year increase in accumulated other comprehensive income of $326,000. These increases to capital were partially offset by quarterly common dividends paid of $1.4 million and repurchases of common stock of $337,000. Common stockholders' equity of $104.0 million at September 30, 2016 resulted in a book value of $22.33 per common share compared to $21.48 at December 31, 2015. The Company remains well-capitalized at September 30, 2016 with a Tier 1 capital to average assets ratio of 9.22%.

About The Community Financial Corporation - The Company is the bank holding company for Community Bank of the Chesapeake. Headquartered in Waldorf, Maryland, Community Bank of the Chesapeake is a full-service commercial bank, with assets over $1.2 billion.  Through its 12 banking centers and five commercial lending centers, Community Bank of the Chesapeake offers a broad range of financial products and services to individuals and businesses. The Company’s banking centers are located at its main office in Waldorf, Maryland, and 11 branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland; and Central Park and downtown Fredericksburg, Virginia.

Forward-looking Statements - This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of litigation that may arise, market disruptions and other effects of terrorist activities and the matters described in “Item 1A Risk Factors” in the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2015. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

Data is unaudited as of September 30, 2016. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

THE COMMUNITY FINANCIAL CORPORATION
SELECTED FINANCIAL INFORMATION AND RATIOS (UNAUDITED)

	Three Months Ended (Unaudited)			Nine Months Ended (Unaudited)
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015

KEY OPERATING RATIOS
Return on average assets	0.63%	0.57%	0.46%	0.59%	0.59%
Return on average common equity	7.48	6.79	5.09	6.89	6.42
Return on average total equity	7.48	6.79	5.09	6.89	6.26
Average total equity to average total assets	8.37	8.46	9.12	8.52	9.46
Interest rate spread	3.34	3.40	3.41	3.37	3.48
Net interest margin	3.47	3.52	3.55	3.50	3.60
Cost of funds	0.73	0.74	0.77	0.73	0.75
Cost of deposits	0.48	0.49	0.48	0.48	0.48
Cost of debt	2.63	2.66	3.06	2.67	2.77
Efficiency ratio	66.55	68.33	73.62	68.47	70.55
Non-interest expense to average assets	2.33	2.41	2.55	2.41	2.56
Net operating expense to average assets	2.06	2.15	2.38	2.14	2.27
Avg. int-earning assets to avg. int-bearing liabilities	117.49	117.61	117.61	117.62	117.46
Net charge-offs to average loans	0.06	0.02	0.40	0.08	0.18
COMMON SHARE DATA
Basic net income per common share	$0.43	$0.38	$0.28	$1.16	$1.03
Diluted net income per common share	0.42	0.38	0.27	1.15	1.02
Cash dividends paid per common share	0.10	0.10	0.10	0.30	0.30
Weighted average common shares outstanding:
Basic	4,590,644	4,590,444	4,646,702	4,591,926	4,651,383
Diluted	4,622,579	4,617,794	4,683,750	4,621,628	4,688,431

	(Unaudited)
(dollars in thousands, except per share amounts)	September 30, 2016	December 31, 2015	$ Change	% Change
ASSET QUALITY
Total assets	$1,281,874	$1,143,332	$138,542	12.1%
Gross loans	1,051,419	918,894	132,525	14.4
Classified Assets	40,234	43,346	(3,112)	(7.2)
Allowance for loan losses	9,663	8,540	1,123	13.1

Past due loans (PDLs) (31 to 89 days)	723	948	(225)	(23.7)
Nonperforming loans (NPLs) (>=90 days)	7,778	10,740	(2,962)	(27.6)

Non-accrual loans (a)	8,455	11,433	(2,978)	(26.0)
Accruing troubled debt restructures (TDRs) (b)	10,595	13,133	(2,538)	(19.3)
Other real estate owned (OREO)	8,620	9,449	(829)	(8.8)
Non-accrual loans, OREO and TDRs	27,670	34,015	(6,345)	(18.7)
ASSET QUALITY RATIOS
Classified assets to total assets	3.14%	3.79%
Classified assets to risk-based capital	27.08	30.19
Allowance for loan losses to total loans	0.92	0.93
Allowance for loan losses to nonperforming loans	124.24	79.52
Past due loans (PDLs) to total loans	0.07	0.10
Nonperforming loans (NPLs) to total loans	0.74	1.17
Loan delinquency (PDLs + NPLs) to total loans	0.81	1.27
Non-accrual loans to total loans	0.80	1.24
Non-accrual loans and TDRs to total loans	1.81	2.67
Non-accrual loans and OREO to total assets	1.33	1.83
Non-accrual loans, OREO and TDRs to total assets	2.16	2.98
COMMON SHARE DATA
Book value per common share	$22.33	$21.48
Common shares outstanding at end of period	4,656,989	4,645,429
OTHER DATA
Number of:
Full-time equivalent employees	166	171
Branches	12	12
Loan Production Offices	5	5
REGULATORY CAPITAL RATIOS
Tier 1 capital to average assets	9.22%	10.01%
Tier 1 common capital to risk-weighted assets	9.75	10.16
Tier 1 capital to risk-weighted assets	10.87	11.38
Total risk-based capital to risk-weighted assets	13.94	14.58

(a) Non-accrual loans include all loans that are 90 days or more delinquent and loans that are non-accrual due to the operating results or cash flows of a customer. Non-accrual loans can include loans that are current with all loan payments. Interest and principal are recognized on a cash-basis in accordance with the Bank's policy if the loans are not impaired or there is no impairment.

(b)  At September 30, 2016 and December 31, 2015, the Bank had total TDRs of $15.8 million and $18.6 million, respectively, with three TDR relationships totaling $5.2 million and $5.4 million, respectively, in non-accrual status. These loans are classified as non-accrual loans for the calculation of financial ratios.

THE COMMUNITY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	September 30,	June 30,
(dollars in thousands, except per share amounts )	2016	2016
Interest and Dividend Income
Loans, including fees	$11,460	$11,170
Taxable interest and dividends on investment securities	758	752
Interest on deposits with banks	5	6
Total Interest and Dividend Income	12,223	11,928

Interest Expense
Deposits	1,209	1,182
Short-term borrowings	36	49
Long-term debt	834	802
Total Interest Expense	2,079	2,033

Net Interest Income	10,144	9,895
Provision for loan losses	698	564
Net Interest Income After Provision For Loan Losses	9,446	9,331

Noninterest Income
Loan appraisal, credit, and miscellaneous charges	60	102
Gain on sale of asset	-	4
Net (losses) gains on sale of OREO	3	(448)
Net gains on sale of investment securities	-	39
Income from bank owned life insurance	199	198
Service charges	580	882
Total Noninterest Income	842	777

Noninterest Expense
Salary and employee benefits	4,268	4,197
Occupancy expense	597	636
Advertising	290	156
Data processing expense	544	580
Professional fees	308	380
Depreciation of furniture, fixtures, and equipment	206	206
Telephone communications	43	46
Office supplies	33	29
FDIC Insurance	215	184
OREO valuation allowance and expenses	203	105
Other	604	773
Total Noninterest Expense	7,311	7,292

Income before income taxes	2,977	2,816
Income tax expense	1,014	1,078
Net Income Available to Common Stockholders	$1,963	$1,738

Earnings Per Common Share
Basic	$0.43	$0.38
Diluted	$0.42	$0.38
Cash dividends paid per common share	$0.10	$0.10

The following table presents information on the average balances of the Company’s interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the three months ended September 30, 2016 and June 30, 2016, respectively. There are no tax equivalency adjustments.

	For the Three Months Ended
	September 30, 2016			June 30, 2016
			Average			Average
	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio (1)	$1,016,408	$11,460	4.51%	$966,701	$11,170	4.62%
Investment securities, federal funds
sold and interest-bearing deposits	153,443	763	1.99%	156,893	758	1.93%
Total Interest-Earning Assets	1,169,851	12,223	4.18%	1,123,594	11,928	4.25%
Cash and cash equivalents	13,166			12,206
Other assets	71,948			73,877
Total Assets	$1,254,965			$1,209,677

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$50,363	$6	0.05%	$47,888	$14	0.12%
Interest-bearing demand and money
market accounts	400,214	297	0.30%	365,966	286	0.31%
Certificates of deposit	412,683	904	0.88%	413,952	883	0.85%
Long-term debt	65,578	386	2.35%	58,835	352	2.39%
Short-term debt	31,886	37	0.46%	33,754	49	0.58%
Subordinated Notes	23,000	359	6.24%	23,000	359	6.24%
Guaranteed preferred beneficial interest
in junior subordinated debentures	12,000	90	3.00%	12,000	90	3.00%

Total Interest-Bearing Liabilities	995,724	2,079	0.84%	955,395	2,033	0.85%

Noninterest-bearing demand deposits	144,837			142,182
Other liabilities	9,419			9,724
Stockholders' equity	104,985			102,376
Total Liabilities and Stockholders' Equity	$1,254,965			$1,209,677

Net interest income		$10,144			$9,895

Interest rate spread			3.34%			3.40%
Net yield on interest-earning assets			3.47%			3.52%
Ratio of average interest-earning
assets to average interest bearing
liabilities			117.49%			117.61%

Cost of funds			0.73%			0.74%
Cost of deposits			0.48%			0.49%
Cost of debt			2.63%			2.66%
(1) Average balance includes non-accrual loans

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated.  For each category of interest earning asset and interest bearing liability, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); and (2) changes in rate (changes in rate multiplied by old volume).  Changes in rate volume (changes in rate multiplied by the change in volume) have been allocated to changes due to volume.

	Three Months Ended September 30, 2016
	compared to Three Months Ended
	June 30, 2016
		Due to
dollars in thousands	Volume	Rate	Total

Interest income:
Loan portfolio (1)	$560	$(270)	290
Investment securities, federal funds	-	-	-
sold and interest bearing deposits	(17)	22	5
Total interest-earning assets	$543	$(248)	$295

Interest-bearing liabilities:
Savings	-	(8)	(8)
Interest-bearing demand and money
market accounts	25	(14)	11
Certificates of deposit	(3)	24	21
Long-term debt	40	(6)	34
Short-term debt	(2)	(10)	(12)
Subordinated notes	-	-	-
Guaranteed preferred beneficial interest
in junior subordinated debentures	-	-	-
Total interest-bearing liabilities	$60	$(14)	$46
Net change in net interest income	$483	$(234)	$249

THE COMMUNITY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in thousands, except per share amounts )	2016	2015	2016	2015
Interest and Dividend Income
Loans, including fees	$11,460	$10,336	$33,175	$30,886
Interest and dividends on investment securities	758	661	2,273	1,768
Interest on deposits with banks	5	5	15	11
Total Interest and Dividend Income	12,223	11,002	35,463	32,665

Interest Expense
Deposits	1,209	1,068	3,486	3,098
Short-term borrowings	36	5	123	26
Long-term debt	834	845	2,422	2,361
Total Interest Expense	2,079	1,918	6,031	5,485

Net Interest Income	10,144	9,084	29,432	27,180
Provision for loan losses	698	501	1,689	1,071
Net Interest Income After Provision For Loan Losses	9,446	8,583	27,743	26,109

Noninterest Income
Loan appraisal, credit, and miscellaneous charges	60	61	223	209
Gain on sale of asset	-	-	4	19
Net losses on sale of OREO	3	(2)	(440)	(20)
Net gains (losses) on sale of investment securities	-	-	39	(1)
Loss on premises and equipment held for sale	-	(426)	-	(426)
Income from bank owned life insurance	199	206	593	616
Service charges	580	627	2,050	1,889
Gain on sale of loans held for sale	-	-	-	104
Total Noninterest Income	842	466	2,469	2,390

Noninterest Expense
Salary and employee benefits	4,268	4,185	12,617	12,218
Occupancy expense	597	599	1,822	1,834
Advertising	290	164	509	450
Data processing expense	544	475	1,678	1,500
Professional fees	308	353	1,113	920
Depreciation of furniture, fixtures, and equipment	206	210	608	615
Telephone communications	43	56	133	141
Office supplies	33	38	105	108
FDIC Insurance	215	197	642	585
OREO valuation allowance and expenses	203	129	609	682
Other	604	625	2,007	1,809
Total Noninterest Expense	7,311	7,031	21,843	20,862
Income before income taxes	2,977	2,018	8,369	7,637
Income tax expense	1,014	735	3,060	2,822
Net Income	$1,963	$1,283	$5,309	$4,815
Preferred stock dividends	-	-	-	23
Net Income Available to Common Stockholders	$1,963	$1,283	$5,309	$4,792

Earnings Per Common Share
Basic	$0.43	$0.28	$1.16	$1.03
Diluted	$0.42	$0.27	$1.15	$1.02
Cash dividends paid per common share	$0.10	$0.10	$0.30	$0.30

The following table presents information on the average balances of the Company’s interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the three months ended September 30, 2016 and 2015, respectively. There are no tax equivalency adjustments.

	For the Three Months Ended September 30,
		2016			2015
			Average			Average
	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio (1)	$1,016,408	$11,460	4.51%	$879,702	$10,336	4.70%
Investment securities, federal funds
sold and interest-bearing deposits	153,443	763	1.99%	145,145	666	1.84%
Total Interest-Earning Assets	1,169,851	12,223	4.18%	1,024,847	11,002	4.29%
Cash and cash equivalents	13,166			12,108
Other assets	71,948			67,352
Total Assets	$1,254,965			$1,104,307

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$50,363	$6	0.05%	$45,697	$11	0.10%
Interest-bearing demand and money
market accounts	400,214	297	0.30%	334,691	255	0.30%
Certificates of deposit	412,683	904	0.88%	379,867	802	0.84%
Long-term debt	65,578	386	2.35%	70,636	408	2.31%
Short-term debt	31,886	37	0.46%	5,526	5	0.36%
Subordinated Notes	23,000	359	6.24%	23,000	359	6.24%
Guaranteed preferred beneficial interest
in junior subordinated debentures	12,000	90	3.00%	12,000	78	2.60%

Total Interest-Bearing Liabilities	995,724	2,079	0.84%	871,417	1,918	0.88%

Noninterest-bearing demand deposits	144,837			123,118
Other liabilities	9,419			9,021
Stockholders' equity	104,985			100,751
Total Liabilities and Stockholders' Equity	$1,254,965			$1,104,307

Net interest income		$10,144			$9,084

Interest rate spread			3.34%			3.41%
Net yield on interest-earning assets			3.47%			3.55%
Ratio of average interest-earning
assets to average interest bearing
liabilities			117.49%			117.61%

Cost of funds			0.73%			0.77%
Cost of deposits			0.48%			0.48%
Cost of debt			2.63%			3.06%
(1) Average balance includes non-accrual loans

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated.  For each category of interest earning asset and interest bearing liability, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); and (2) changes in rate (changes in rate multiplied by old volume).  Changes in rate volume (changes in rate multiplied by the change in volume) have been allocated to changes due to volume.

	For the Three Months Ended September 30, 2016
	compared to the Three Months Ended
	September 30, 2015
		Due to
dollars in thousands	Volume	Rate	Total

Interest income:
Loan portfolio (1)	$1,541	$(417)	$1,124
Investment securities, federal funds
sold and interest bearing deposits	41	56	97
Total interest-earning assets	$1,582	$(361)	$1,221

Interest-bearing liabilities:
Savings	1	(6)	(5)
Interest-bearing demand and money
market accounts	49	(7)	42
Certificates of deposit	72	30	102
Long-term debt	(30)	8	(22)
Short-term debt	31	1	32
Subordinated notes	-	-	-
Guaranteed preferred beneficial interest
in junior subordinated debentures	-	12	12
Total interest-bearing liabilities	$123	$38	$161
Net change in net interest income	$1,459	$(399)	$1,060

The following table presents information on the average balances of the Company’s interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the nine months ended September 30, 2016 and 2015, respectively. There are no tax equivalency adjustments.

	For the Nine Months Ended September 30,
		2016			2015
			Average			Average
	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio (1)	$967,568	$33,175	4.57%	$869,262	$30,886	4.74%
Investment securities, federal funds
sold and interest-bearing deposits	155,033	2,288	1.97%	136,249	1,779	1.74%
Total Interest-Earning Assets	1,122,601	35,463	4.21%	1,005,511	32,665	4.33%
Cash and cash equivalents	11,567			12,099
Other assets	72,384			67,032
Total Assets	$1,206,552			$1,084,642

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$48,290	$32	0.09%	$44,334	$33	0.10%
Interest-bearing demand and money
market accounts	371,113	837	0.30%	317,650	660	0.28%
Certificates of deposit	407,731	2,616	0.86%	379,158	2,405	0.85%
Long-term debt	58,804	1,083	2.46%	71,265	1,202	2.25%
Short-term debt	33,471	123	0.49%	11,666	26	0.30%
Subordinated Notes	23,000	1,078	6.25%	19,967	930	6.21%
Guaranteed preferred beneficial interest
in junior subordinated debentures	12,000	262	2.91%	12,000	229	2.54%

Total Interest-Bearing Liabilities	954,409	6,031	0.84%	856,040	5,485	0.85%

Noninterest-bearing demand deposits	140,031			117,061
Other liabilities	9,336			8,919
Stockholders' equity	102,776			102,622
Total Liabilities and Stockholders' Equity	$1,206,552			$1,084,642

Net interest income		$29,432			$27,180

Interest rate spread			3.37%			3.48%
Net yield on interest-earning assets			3.50%			3.60%
Ratio of average interest-earning
assets to average interest bearing
liabilities			117.62%			117.46%

Cost of funds			0.73%			0.75%
Cost of deposits			0.48%			0.48%
Cost of debt			2.67%			2.77%
(1) Average balance includes non-accrual loans

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated.  For each category of interest earning asset and interest bearing liability, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); and (2) changes in rate (changes in rate multiplied by old volume).  Changes in rate volume (changes in rate multiplied by the change in volume) have been allocated to changes due to volume.

	For the Nine Months Ended September 30, 2016
	compared to the Nine Months Ended
	September 30, 2015
		Due to
dollars in thousands	Volume	Rate	Total

Interest income:
Loan portfolio (1)	$3,371	$(1,082)	$2,289
Investment securities, federal funds
sold and interest bearing deposits	277	232	509
Total interest-earning assets	$3,648	$(850)	$2,798

Interest-bearing liabilities:
Savings	3	(4)	(1)
Interest-bearing demand and money
market accounts	121	56	177
Certificates of deposit	183	28	211
Long-term debt	(229)	110	(119)
Short-term debt	80	17	97
Subordinated notes	142	6	148
Guaranteed preferred beneficial interest
in junior subordinated debentures	-	33	33
Total interest-bearing liabilities	$300	$246	$546
Net change in net interest income	$3,348	$(1,096)	$2,252

THE COMMUNITY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
	September 30, 2016	December 31, 2015
(dollars in thousands)	(Unaudited)
Assets
Cash and due from banks	$12,957	$9,059
Federal funds sold	-	225
Interest-bearing deposits with banks	1,406	1,855
Securities available for sale (AFS), at fair value	43,885	35,116
Securities held to maturity (HTM), at amortized cost	102,956	109,420
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock - at cost	6,173	6,931
Loans receivable - net of allowance for loan losses of $9,663 and $8,540	1,041,910	909,200
Premises and equipment, net	22,758	20,156
Premises and equipment held for sale	-	2,000
Other real estate owned (OREO)	8,620	9,449
Accrued interest receivable	3,604	3,218
Investment in bank owned life insurance	28,429	27,836
Other assets	9,176	8,867
Total Assets	$1,281,874	$1,143,332

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest-bearing deposits	$143,221	$142,771
Interest-bearing deposits	868,354	764,128
Total deposits	1,011,575	906,899
Short-term borrowings	55,500	36,000
Long-term debt	65,573	55,617
Guaranteed preferred beneficial interest in
junior subordinated debentures (TRUPs)	12,000	12,000
Subordinated notes - 6.25%	23,000	23,000
Accrued expenses and other liabilities	10,243	10,033
Total Liabilities	1,177,891	1,043,549

Stockholders' Equity
Common stock - par value $.01; authorized - 15,000,000 shares;
issued 4,656,989 and 4,645,429 shares, respectively	47	46
Additional paid in capital	47,107	46,809
Retained earnings	57,070	53,495
Accumulated other comprehensive gain (loss)	75	(251)
Unearned ESOP shares	(316)	(316)
Total Stockholders' Equity	103,983	99,783
Total Liabilities and Stockholders' Equity	$1,281,874	$1,143,332

CONTACT: William J. Pasenelli
Chief Executive Officer
888.745.2265